Exhibit 10.2

SECOND ADDENDUM TO LICENSE AND SERVICE AGREEMENT

This Second Addendum to License and Service Agreement (this “Second Addendum”) is executed as of March 2, 2021 (the “Second Addendum Date”) by and between Revance Therapeutics, Inc. (“Revance”) and List Biological Laboratories, Inc. (“List” and together with Revance, the “Parties”).

WHEREAS, the Parties entered into that certain License and Service Agreement, effective as of February 8, 2007, as subsequently amended by that certain First Addendum to License and Service Agreement, effective as of April 21, 2009 (the “Agreement”); and

WHEREAS, the Parties now desire to modify certain terms and conditions of the Agreement as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Effective as of the Second Addendum Date, Section 7.6 is hereby amended, restated and replaced in its entirety to read as follows:

“7.6    Option to Purchase. If at any time during the term of this Agreement, the current owners of List elect to sell their business, or the portion of their business which manufactures botulinum toxin, Revance shall have an option for an exclusive period of [*] ([*]) [*] following such election in which the parties will negotiate, in good faith, the purchase of such business by Revance.

2.Effective as of the Second Addendum Date, Section 10.4 is hereby amended, restated and replaced in its entirety to read as follows:

“ 10.4    Assignability. Neither List nor its Affiliates may assign its rights and/or delegate its obligations under this Agreement to any third party without Revance’s prior written consent, which shall not be unreasonably withheld (and shall be provided or rejected for good reason within [*] ([*]) days of List’s request); except that List may assign its rights and/or delegate its obligations under this Agreement, without Revance’s prior written consent, to an Affiliate solely in connection with the sale, merger, or transfer of substantially all of the interests in or assets of List, provided that List shall give Revance prior written notice of such assignment and such assignee or delegate agrees to be bound by the terms of this Agreement, and provided that such action would not in any way impair or jeopardize any pending or actual regulatory approval for a Product. Revance may assign its rights hereunder in whole or part, or delegate any of its obligations hereunder to any Third Party, provided such Third Party agrees to be bound by the terms of this Agreement.

3.Effective as of the Second Addendum Date, Attachment C of the Agreement is hereby amended, restated and replaced in its entirety to read as set forth on Exhibit A to this Second Addendum.

4.Except as modified herein, the Agreement shall remain in full force and effect.
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

5.This Second Addendum may be executed in one or more counterparts, each of which shall be deemed an original of this Second Addendum and all of which, when taken together, shall be deemed to constitute one and the same valid and binding Second Addendum.

[Signature Page Follows]
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Second Addendum as of the Second Addendum Date.

Revance Therapeutics, Inc.
By:	/s/ Mark Foley
Name:	Mark Foley
Title:	President & CEO

List Biological Laboratories, Inc.
By:	/s/ Karen Crawford
Name:	Karen Crawford
Title:	Board Chair

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

EXHIBIT A
Attachment C
Royalty Payments

Revance shall pay List royalties (“Royalties”) on Qualifying Revenue (as defined below). The Royalty rate on Qualifying Revenue shall be:
a)    [*]% from the first commercial sale of Qualifying Products (defined below) ("First Sale") until December 31st of the third full calendar year after First Sale;
b)    [*]% for the next three calendar years (the 4th, 5th and 6th full years after First Sale); and
c)    [*]% thereafter. Also see "Modified Royalty Rate," below.

“Qualifying Revenue” shall mean the sum of Adjusted Net Sales (as defined below), Sublicense Commercial Revenue (as defined below), and Sublicense Operating Revenue (as defined below).

“Adjusted Net Sales” shall be determined by the formula A*([*]- B), where:
“A” equals Revance’s worldwide net product revenue from all Products incorporating Botulinum Type A Neurotoxin either native or modified made from the List Cell Line or made using List Intellectual Property (“Qualifying Products”), recognized in accordance with accounting principles generally accepted in the United States (“US GAAP”) and which are not included in the definition of either Sublicense Commercial Revenue or Sublicense Operating Revenue (the “Net Sales”); and

“B” equals (i) [*] for any calendar year in which the “A” is less than $[*], (ii) [*] for any calendar year in which the “A” equals or exceeds $[*] but is less than $[*], (iii) [*] for any calendar year in which the “A” equals or exceeds $[*] but is less than $[*] or (iv) [*] for any calendar year in which the “A” equals or exceeds $[*] (the “COGS Factor”).

Notwithstanding the foregoing, with respect to sales of a product which combines (i) one or more Qualifying Products, with (ii) a product or service which is not a Qualifying Product (a “Other Product”) (collective, a “Combined Sale”), the Net Sales shall be calculated consistent with US GAAP’s transaction price allocation guidance and definitions in Accounting Standards Codification 606, Revenue from Contracts with Customers, whereby the net product revenue would be allocated between Qualifying Products and Other Products based on their respective standalone selling prices in calculating Net Sales.

“Sublicense Commercial Revenue” shall be determined by the formula C*[*], where:

“C” equals any payment which is both (i) received by Revance pursuant to an agreement by which Revance sublicenses certain of the List Intellectual Property (a “Sublicense”) to a third party (the “Sublicensee”), and (ii) paid in respect of the Sublicensee’s sales of Qualifying Products.

For the avoidance of doubt, Sublicense Commercial Revenue does not include and List shall not be owed any royalty or other payment with respect to any upfront payments, milestone payments, lump sum payments, equity issuances, license maintenance fees, or other similar payments paid by the Sublicensee to Revance; provided however that if any such payment is attributable solely to a milestone of Sublicensee achieving a certain threshold of sales of Qualifying Products, then such payment shall be deemed Sublicense Commercial Revenue.
“Sublicense Operating Revenue” shall be determined by the formula D*([*]), where:

“D” equals any payment which is both (i) received by Revance pursuant to a Sublicense from a Sublicensee following [March 2, 2021, 2021], and (ii) not included within the definition of Sublicense Commercial Revenue, including without limitation any upfront payment, milestone payment, lump sum payment, equity issuance or license maintenance fee, support fee, service fee or other fee.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

Audit Rights

During the term of this Agreement and for [*] ([*]) years thereafter, on an annual basis and upon not less than [*] ([*]) business days’ notice, List has the right to audit, at List’s sole cost and expense, all books and records reasonably related to the calculation of the Qualifying Revenue and Royalties to substantiate up to [*] ([*]) prior years’ Qualifying Revenue and any Royalties payable to List hereunder. If an audit reveals that Revance underpaid any Royalties, Revance shall pay List the underpayment. If the underpayment is more than [*] percent ([*]%), then Revance also shall pay for, and reimburse List, all costs and expenses incurred in the audit. Any such underpayment and costs and expenses incurred in the audit shall be due and payable within [*] ([*]) days of the audit report date. These audit rights shall survive for [*] ([*]) years after termination of the Agreement in addition to the Sections of the Agreement specified in Section 9.3(b) of the Agreement.

Modified Royalty Rate
Beginning on January 1 of the [*] full calendar year after First Sale, and for each year thereafter, if the total Qualifying Revenue for that year is less than the highest previous annual Qualifying Revenue total (the "Reference Total"), then the royalty owed for such year (the "Modified Royalty Rate") shall be equal to: [*]% multiplied by the quotient of that year's total Qualifying Revenue divided by the Reference Total (to the nearest half percent). For clarification, in no year shall the royalty be greater than [*]% or less than [*]% of Qualifying Revenue.

Payments

Royalty payments shall be made by Revance on a quarterly basis, due [*] days after the end of each quarter. Revance shall provide List a Royalty report detailing the calculations of the Royalties referencing numbers traceable from Revance’s respective 10k and/or 10Q, within [*] ([*]) days after the end of each quarter. The Modified Royalty Rate shall only be calculated upon the final quarter of each applicable year, effective retroactively for that year, such that the royalty rate for the first three quarters of that year shall be an estimated royalty rate equal to the Modified Royalty Rate of the previous year. Additionally, the COGS Factor shall only be calculated upon the final quarter of each applicable year, effective retroactively for that year, such that the COGS Factor for the first three quarters of that year shall be an estimated COGS Factor equal to the lesser of (x) the COGS Factor for the previous year, or (y) the calculation of the COGS Factor for such calendar year as of such quarter. The royalty payment for the final quarter of such year shall be adjusted such that the total royalty payments for that year will equal that year's royalty rate of Qualifying Revenue or the Modified Royalty Rate, as applicable.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.